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                 Amendment to Bylaws of Mercury Air Group, Inc.


                         Clarification of Officer Titles

      WHEREAS, the Article IV of the Bylaws of the Corporation currently creates positions, responsibilities and titles for various officers of the Corporation; and

      WHEREAS, the titles actually used by the officers of the Corporation or anticipated for use by the officers of the Corporation are different from those set forth in the Bylaws; and

      WHEREAS, the Board deems it to be in the best interests of the Corporation to clarify the relative positions and responsibilities of the Corporation's various officers.

      NOW, THEREFORE, BE IT RESOLVED, that the Bylaws of the Corporation are hereby amended as follows:

      1. Section 4.01 of the Bylaws is hereby amended to read in its entirety as follows:

"Section 4.01. Number. The officers of the Corporation shall be elected by the Board of Directors and shall be a Chairman of the Board (President and Chief Executive Officer), a Chief Operating Officer, one or more Executive Vice Presidents or Vice Presidents, a Secretary and a Chief Financial Officer (Treasurer and Principal Accounting Officer). The Board of Directors may also elect one or more Assistant Secretaries and one or more Assistant Treasurers. Any two offices may be held by the same person, except the offices of Chairman of the Board and Secretary. No officer need be a director of the Corporation."

      2. Section 4.06 of the Bylaws is hereby amended to read in its entirety as follows:

"Section 4.06 Chairman of the Board. The Chairman of the Board shall have the following powers and duties:

      (a) He shall be the Chief Executive Officer of the Corporation, and, subject to the directions of the Board of Directors, shall have general charge of the business, affairs and property of the Corporation; general charge of formulating strategic direction for the Corporation; and general supervision over all of the Corporation's officers, employees and agents.

                                   Exhibit 3.5


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(b) He shall sign (unless a Vice President or Executive Vice President shall have signed) certificates representing shares of the Corporation the issuance of which shall have been authorized by the Board of Directors.

      (c) Subject to the direction of the Board of Directors, he shall exercise all powers and perform all duties incident to the office of President of the Corporation, and shall exercise such other powers and perform such other duties as from time-to-time may be assigned to him by the Board. References to the "President" in these Bylaws shall be deemed references to the Chairman of the Board.

      (d) He shall be the Chairman of and shall conduct each Board of Directors meeting."

      3. A new Section 4.06A is hereby added to the Bylaws of the Corporation to read in its entirety as follows:

      "Section 4.06A Chief Operating Officer. The Chief Operating Officer of the Corporation shall have the following powers and duties:

      (a) He shall be the Chief Operating Officer of the Corporation, and, subject to the directions of the Board of Directors or the Chairman of the Board, shall have charge of the business, affairs and property of the Corporation on a day-to-day basis; charge of implementing strategic direction for the Corporation; and general supervision over all of the Corporation's officers, employees and agents, other than the Chairman of the Board and the Chief Financial Officer.

      (b) At the request of the Chairman of the Board, or in his absence or disability, the Chief Operating Officer shall perform all of the duties of the Chairman of the Board and, when so acting, shall have all of the powers and be subject to all of the restrictions upon the powers of the Chairman of the Board.

      (c) He shall perform such duties as the Chairman of the Board or the Board of Directors shall from time-to-time assign to him."

      4. Section 4.07 of the Bylaws is amended to read in its entirety as follows:

      "Section 4.07. Executive Vice Presidents/Vice Presidents. Each Executive Vice President or Vice

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President shall perform such duties as from time-to-time shall be assigned to him by the Chairman of the Board, the Chief Operating Officer or the Board of Directors. Any Executive Vice President or Vice President may sign certificates representing shares of the Corporation the issuance of which shall have been authorized by the Board of Directors."

      5. The caption to and first sentence of Section 4.09 of the Bylaws is amended to read as follows:

      "Section 4.09 Chief Financial Officer. The Chief Financial Officer shall have the following powers and duties:"

      6. A new sentence is added at the end of Section 4.09(h) which reads as follows:

      "References to the "Treasurer" in these Bylaws shall be deemed references to the Chief Financial Officer."

      7. A new Section 4.09(h) is added to the Bylaws which reads in its entirety as follows:

      "(h) The Chief Financial Officer of the Corporation shall also be the principal accounting officer of the Corporation."


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